For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Thomas R. Staab, II
Chief Financial Officer
(919) 941-9777, Extension 267

Media Contact: BMC Communications Dan Budwick (212) 477-9007, Extension 14

INSPIRE REPORTS FOURTH QUARTER AND
FULL YEAR 2006 FINANCIAL RESULTS

- 2006 Revenue Up 59% over 2005 -

DURHAM, NC - February 27, 2007 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the fourth quarter and year ended December 31, 2006, reporting a net loss of $15.5 million, or ($0.37) per share, for the fourth quarter, and a net loss of $42.1 million, or ($1.00) per share, for the full year.

Total revenue for the fourth quarter of 2006 was $8.5 million, which was generated from co-promotion activities, compared to $5.2 million for the fourth quarter of 2005. Co-promotion revenue from net sales of Elestat® (epinastine HCl ophthalmic solution) 0.05% for the fourth quarter of 2006 was $4.2 million, an increase of 28% compared to $3.2 million recognized in the fourth quarter of 2005. Co-promotion revenue on net sales of Restasis® (cyclosporine ophthalmic emulsion) 0.05% for the fourth quarter of 2006 was $4.3 million, an increase of 115% compared to $2.0 million recognized in the fourth quarter of 2005.

Total revenue for the year ended December 31, 2006 was $37.1 million, an increase of 59% compared to $23.3 million for the same 2005 period. Co-promotion revenues were $35.8 million, an increase of approximately $12.5 million or 54% compared to the same period in 2005. Co-promotion revenue from net sales of Elestat was $20.3 million in 2006, as compared to $16.8 million recognized in 2005. Co-promotion revenue on net sales of Restasis was $15.5 million as compared to $6.5 million in 2005. In addition, in the first quarter of 2006, the Company recognized $1.25 million in collaborative research revenue, received pursuant to a license agreement with Santen Pharmaceutical Co., Ltd. related to Santen's completion of Phase 2 development of diquafosol tetrasodium for dry eye disease in Asia. Santen has initiated Phase 3 clinical testing of diquafosol.

Operating expenses for the fourth quarter of 2006 totaled $25.0 million, as compared to $13.0 million for the same period in 2005. The increase in fourth quarter 2006 operating expenses, as compared to 2005, was primarily due to an $11.9 million increase in research and development expenses, which included a $7.0 million upfront payment to FAES Farma, S.A. upon the signing of a licensing agreement for the U.S. and Canadian development and commercialization rights of bilastine, as well as expenses incurred as a result of the initiation of a Phase 2 clinical trial associated with the epinastine nasal spray program.

Operating expenses for the year ended December 31, 2006 were $83.7 million, an increase of 42% over the $58.8 million for the same period in 2005. This increase includes $9.5 million in upfront payments associated with in-licensing certain rights to bilastine and epinastine nasal spray, increased development costs associated with the Company's pipeline drug candidates, increased costs related to co-promotion activities for Elestat and Restasis, and increased administrative costs largely associated with the ongoing stockholder litigation and U.S. Securities and Exchange Commission (SEC) investigation, as well as the recognition of stock-based compensation expenses. As a result of implementing Statement of Financial Standard No. 123(R), "Share-Based Payment," effective January 1, 2006, stock-based compensation expenses were approximately $1.5 million for 2006.

For the quarter ended December 31, 2006, the Company reported a net loss of $15.5 million, or ($0.37) per share, as compared to a net loss of $7.1 million, or ($0.17) per share, for the same period in 2005. Net loss for the year ended December 31, 2006 was $42.1 million, or ($1.00) per share, as compared to a net loss of $31.8 million, or ($0.76) per share, for the same period in 2005. In December 2006, the Company entered into a loan and security agreement that provides a term loan facility of $40.0 million. Upon closing of the loan agreement, the Company received an initial advance of $20.0 million that fully matures in March 2011. Cash, cash equivalents and investments totaled $102.3 million at December 31, 2006, reflecting a $20.0 million utilization of cash and investments for the year.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, "We made excellent progress during 2006 in growing revenues, expanding our pipeline through licensing agreements and progressing our clinical programs. With the progress we've made in 2007, our portfolio now includes two marketed products generating revenues, two product candidates currently under review by the FDA, two Phase 3 programs, one Phase 2 program and one Phase 1 program. We have built a balanced pipeline in terms of therapeutic areas and risk profiles, with three programs in the ophthalmic area and three programs in the respiratory/allergy area."

Recent Updates Include (October 1, 2006 through February 27, 2007):

Business Development

  Signed a licensing agreement with InSite Vision Incorporated in February 2007 for U.S. and Canadian commercialization of AzaSite™ (1.0% azithromycin ophthalmic solution). AzaSite is a topical anti-infective product formulated with DuraSite®, InSite Vision's patented drug-delivery vehicle. AzaSite is currently under review by the U.S. Food and Drug Administration (FDA) for treatment of bacterial conjunctivitis. In conjunction with this licensing agreement, Inspire paid InSite Vision an upfront license fee of $13.0 million and will pay an additional $19.0 million milestone payment contingent upon regulatory approval by the FDA. Inspire will also pay a 20% royalty for the first 2 years of commercialization and a 25% royalty thereafter on net sales of AzaSite for ocular infections in United States and Canada, if approved by regulatory authorities; and

  Signed a licensing agreement with FAES Farma in October 2006 for the development and commercialization of bilastine, a Phase 3 oral antihistamine compound for the treatment or prevention of allergic rhinitis.

Ophthalmology Research & Development

  Met with the FDA in early 2007 to continue ongoing discussions related to Inspire's dry eye clinical program for Prolacria™ (the proposed U.S. trade name for diquafosol tetrasodium ophthalmic solution 2%). Based on this meeting, Inspire has begun a process to validate that staining scores in the central region of the cornea are a clinically relevant endpoint for a clinical trial in dry eye patients. If Inspire is able to validate this endpoint and come to agreement with the FDA, the Company expects to request a Special Protocol Assessment and initiate an additional clinical trial; and

  Filed an IND application for the initial compound in a series of molecules being researched for glaucoma and began initiation of a Phase 1 dose-ranging clinical trial to evaluate safety and proof-of-concept in glaucoma patients.

Respiratory/Allergy Research & Development

  Transferred the bilastine Investigational New Drug (IND) application to Inspire; enrollment was completed in the U.S.-based thorough QT/QTc cardiac safety trial (QT trial) being conducted by FAES Farma and an FDA meeting was scheduled by Inspire in the second quarter of 2007 to discuss the bilastine program;
  Completed enrollment in a Phase 2 14-day clinical trial of epinastine nasal spray for the treatment of seasonal allergic rhinitis during the mountain cedar pollen season;
  Approaching 50% enrollment of patients in TIGER-1 cystic fibrosis (CF) clinical trial with approximately 170 patients randomized and 15 in screening, as of today;
  Determined that the length of Inspire's second planned Phase 3 CF clinical trial, TIGER-2, is expected to be no longer than 24 weeks; the protocol and timing of initiation will be dependent on a number of factors, including discussions with regulatory agencies outside the United States, as well as the FDA, discussions with potential partners and enrollment in TIGER-1, and thus initiation of this trial may occur later than this year;
  Submitted a Canadian Clinical Trial Application (CTA), which is under review by Health Canada for permission to conduct CF clinical trials in Canada; and

  Presented scientific data related to antihistamine compounds, epinastine and bilastine, at the 2007 American Academy of Allergy, Asthma & Immunology (AAAAI) Annual Meeting.

Sales and Marketing

  Maintained approximately 10% market share for Elestat in regards to the total U.S. allergic conjunctivitis market and approximately 19% market share throughout 2006 in the Company's target universe, which is the top 200 highest prescribing ophthalmologists, optometrists, and allergists in each of the Company's 64 sales territories, based upon weekly prescription data from IMS Health, as measured for the week ending February 9, 2007; and

  In collaboration with Allergan, Inc., increased prescription volume of Restasis, the only approved prescription treatment for dry eye in the United States; whereby Allergan reported full year 2006 net sales of Restasis of $270 million, representing a 41% increase over 2005. On January 31, 2007, Allergan provided its 2007 guidance for net sales of Restasis to be in the range of $320-$340 million.

Corporate

  Entered into a loan and security agreement for a $40.0 million term loan facility, receiving an initial advance of $20.0 million at closing;
  Added Nancy J. Hutson, Ph.D., former Senior Vice President, Global Research and Development of Pfizer Inc., to the Board of Directors;
  Announced that Alan F. Holmer resigned from the Board of Directors to accept an appointment in the Bush Administration as Special Envoy for China and the Strategic Economic Dialogue; and

  The Company and two senior executives provided written submissions, in December 2006, to the SEC in response to the Wells Notices received from the staff of the SEC in October 2006, which were issued in connection with the previously-disclosed SEC investigation relating to the Company's Phase 3 clinical trial of its dry eye product candidate, Prolacria.

Financial Outlook for 2007

The Company's 2007 actual financial results will be largely contingent on key events associated with the FDA's potential approval of AzaSite in April 2007 and the product candidate's subsequent launch, as well as positive data and subsequent progression of the Company's bilastine, epinastine nasal spray and Prolacria programs.

The current 2007 forecasted guidance does not include the expected impact of an AzaSite approval in 2007. Should the drug candidate be approved, expected 2007 revenues and expenses would change significantly, and the Company would issue revised guidance after receiving AzaSite regulatory approval.

Based upon current Elestat and Restasis trends and projected operating plans, Inspire expects to record aggregate revenue in the range of $40-$47 million and expects operating expenses to be in the range of $90-$112 million in 2007. Research and development expenses associated with the further development of the Company's drug candidates, as described below, are estimated to be in the range of $45-$74 million in 2007, including the $13.0 million upfront license fee related to the AzaSite agreement. Total estimated sales and marketing and general and administrative expenses in 2007 are estimated to be in the range of $26-$29 million and $15-$19 million, respectively.

The upper end of the Company's range of forecasted research and development expenses assumes the following potential program progress:

  Receive favorable QT trial results in the second quarter of 2007, pay an $8 million milestone payment to FAES Farma, meet with FDA and initiate one U.S. Phase 3 clinical trial of bilastine;

  Complete patient enrollment and continue dosing of Phase 3 TIGER-1 clinical trial of denufosol tetrasodium for the treatment of CF;
  Depending on discussions with the FDA, validate potential endpoint and initiate an additional Phase 3 clinical trial of Prolacria for the treatment of dry eye disease;

  Receive positive results of a Phase 2 clinical trial of epinastine nasal spray program for seasonal allergic rhinitis, meet with the FDA and initiate next clinical trial and toxicology work; and

  Complete a Phase 1 clinical trial in the glaucoma program.

Included within the Company's operating expenses guidance are projected equity-based compensation costs of approximately $3 million. This estimate is based upon the Company's current stock price and does not include the hiring of all additional employees needed to support the launch of AzaSite in 2007. Should the Company's stock price change significantly from its current level, and/or if the Company's anticipated headcount changes, particularly to support an AsaSite launch, actual stock-based compensation expense could change significantly from this projection.

As the Company's 2007 forecasted results will be largely dependent on key development and regulatory events, Inspire expects to adjust its guidance throughout 2007 as additional information concerning these events is obtained. The actual amount of operating expenses could differ significantly should the Company's anticipated development plans change, based upon program progress and events associated with the Company's portfolio of drug candidates. In addition, the current forecast is exclusive of regulatory approval for AzaSite, and therefore, revenue and operating expense guidance would change significantly upon the approval and launch of the product candidate. If the Company receives regulatory approval for AzaSite, it is likely the Company will draw an additional $20 million of debt on its existing facility. Additionally, if the Company is successful with the AzaSite or bilastine programs, it would likely raise additional capital in the next twelve months to support its expanded commercial and development activities.

Inspire will host a conference call and live webcast to discuss its fourth quarter and full year 2006 financial results on Tuesday, February 27th at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 780-2276 and international participants may call (973) 582-2757. The conference ID number is 8403684. A live webcast and replay of the call will be available on Inspire's website at www.inspirepharm.com. A telephone replay of the conference call will be available until March 13, 2007. To access this replay, U.S. participants may call (877) 519-4471 and international participants may call (973) 341-3080. The conference ID number is 8403684.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. The research and development programs of Inspire are driven by extensive scientific experience in the therapeutic areas of ophthalmology and respiratory/allergy, and supported by expertise in the field of P2 receptors. Inspire is currently pursuing programs in bacterial conjunctivitis, dry eye, allergic rhinitis, cystic fibrosis and glaucoma. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye, ophthalmology products developed by Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. AzaSite™ and DuraSite® are trademarks owned by InSite Vision Inc. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the outcome of Santen's Phase 3 clinical testing of diquafosol, the timing of the FDA's and applicable Canadian authorities' review and possible approval of the AzaSite NDA and Canadian equivalent, the $19 million milestone payment to InSite Vision Incorporated associated with the FDA's approval, if any, the launch of AzaSite, or sales of AzaSite, if approved; the timing or outcome of any validation study, any additional clinical trial or trials, the success of any Special Protocol Assessment request, or discussions with the FDA or Canadian authorities regarding the Prolacria program; the timing or outcome of the QT trial or the payment of any milestone associated therewith, any additional clinical trial, or discussions with the FDA regarding the bilastine program; the number of additional Phase 3 bilastine trials, if any; the timing or outcome of current clinical trials, any additional clinical trial, or discussions with the FDA regarding the epinastine nasal spray program; the timing or outcome of the TIGER-1 clinical trial, including the timing of completion of patient enrollment and dosing, the timing, outcome, length or protocol associated with the TIGER-2 clinical trial, and any discussions with the FDA, regulatory agencies outside of the United States, and potential partners with respect to the CF program; the timing or outcome of a Phase 1 clinical trial in the glaucoma program; the amount of net sales of Restasis by Allergan in 2007; the Company's 2007 financial results, including without limitation aggregate revenue, aggregate expenses, research and development expenses, sales and marketing expenses, general and administrative expenses, as well as the impact of a possible AzaSite launch; additional impact from a potential AzaSite approval and launch, including without limitation headcount changes, related stock-based compensation expense changes, a draw on the Company's existing debt facility; the timing of any revised guidance; and the timing and success of any additional capital raising activities. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

-- Financial tables follow --

INSPIRE PHARMACEUTICALS, INC.
Condensed Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		The Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Product co-promotion	$ 8,452	$ 5,246	$ 35,809	$ 23,266
Collaborative research agreements	-	-	1,250	-
Total revenue	8,452	5,246	37,059	23,266
Operating expenses:
Research and development	16,046	4,103	42,537	23,566
Selling and marketing	5,502	5,063	25,265	23,223
General and administrative	3,467	3,841	15,880	12,004
Total operating expenses	25,015	13,007	83,682	58,793
Loss from operations	(16,563)	(7,761)	(46,623)	(35,527)
Other income (expense):
Interest income	1,106	1,213	4,702	4,343
Interest expense	(79)	(33)	(165)	(147)
Loss on investments	-	(516)	(29)	(516)
Other income, net	1,027	664	4,508	3,680
Net loss	$ (15,536)	$ (7,097)	$ (42,115)	$ (31,847)
Basic and diluted net loss per common share	$ (0.37)	$ (0.17)	$ (1.00)	$ (0.76)
Weighted average common shares used in computing basic and diluted net loss per common share	42,238	42,207	42,227	42,101

INSPIRE PHARMACEUTICALS, INC.
Selected Balance Sheet Information
(in thousands)

	December 31, 2006	December 31, 2005
Cash, cash equivalents and investments	$ 102,281	$ 122,323
Receivables from Allergan	8,245	4,898
Working capital	89,655	99,265
Total assets	116,699	132,446
Debt, including current portion	21,357	1,392
Total stockholders' equity	78,371	118,689
Shares of common stock outstanding	42,238	42,211

# # #